UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2011

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 108th Avenue Northeast

Suite 800

Bellevue, WA 98004

(Address of Principal Executive Offices, including Zip Code)

(425) 957-6200

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Motricity, Inc. (the “Company”) entered into an Executive Employment Agreement with Charles Scullion, effective May 12, 2011, as amended by that certain Letter Agreement dated September 29, 2011 (the “Scullion Employment Agreement”).

Pursuant to the Scullion Employment Agreement, Mr. Scullion served as Chief Strategy and Administrative Officer from May 12, 2011 through September 29, 2011, when he was appointed Chief Strategy Officer and interim President of the Company’s mobile marketing and advertising business. Under the terms of the Scullion Employment Agreement, Mr. Scullion is entitled to an annual base salary of $345,000. In consideration of Mr. Scullion’s relocation from Texas to the state of Washington by July 31, 2011, he received $290,000 as reimbursement of relocation costs, which are subject to forfeiture if Mr. Scullion’s employment agreement were to be terminated for cause. Mr. Scullion also received commuting expenses for the period from his hire through his permanent relocation. Additionally, in accordance with the terms of the Scullion Employment Agreement and the Company’s 2010 Long-Term Incentive Plan, on May 12, 2011, the Compensation Committee of the Company’s Board of Directors approved the grant to Mr. Scullion of options to purchase 193,500 shares of the Company’s common stock at $9.00 per share and 40,000 shares of the Company’s restricted stock, each award to vest in pro-rata equal installments on each of the first four anniversaries of May 12, 2011, provided that Mr. Scullion remains an employee in good standing on the applicable vesting dates. With respect to such options and such restricted stock, 25% of the outstanding unvested portion of each such award will immediately vest and become exercisable in the event Mr. Scullion resigns for good reason, as defined in the Scullion Employment Agreement. Under the terms of the Scullion Employment Agreement and as previously disclosed by the Company on a Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on September 27, 2011, Mr. Scullion is eligible to participate in the Company’s 2011 Corporate Incentive Plan and is subject to non-disclosure, non-competition and non-solicitation covenants.

In addition, Mr. Scullion is entitled to participate in the Company’s Executive Officer Severance/Change in Control Plan approved by the Company’s Compensation Committee of the Board of Directors on March 16, 2011 (the “Plan”). Under the Plan, Mr. Scullion is entitled to receive the following payments upon his execution of a release and waiver of claims in favor of the Company: (i) in the event Mr. Scullion is terminated by the Company without cause, as defined the Plan, he will receive 9 months of continued base salary payments, and (ii) in the event that after a change in control, as defined in the Plan, Mr. Scullion is terminated by the Company without cause or resigns for good reason, each as defined in the Plan, he will, in addition to any acceleration of vesting under his employment agreement, receive (x) 9 months of continued base salary payments, and (y) accelerated vesting of 50% of all outstanding and unvested options, restricted stock, or performance stock units, which he then holds to acquire securities from the Company.

The foregoing description of the terms of the Scullion Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full texts of the Executive Employment Agreement and the Letter Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference. In addition, the foregoing description of the terms of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above under Item 1.01 is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement between Motricity, Inc. and Charles Scullion, dated May 12, 2011.

10.2	Letter Agreement between Motricity, Inc. and Charles Scullion, dated September 29, 2011.

10.3	Motricity, Inc. Executive Officer Severance/Change in Control Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

October 4, 2011	By:	/s/ James R. Smith, Jr.
(Date)		James R. Smith, Jr. Interim Chief Executive Officer